UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): December 3, 2008
FEDERAL SIGNAL CORPORATION
(Exact name of Company as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-6003 (Commission File Number)	36-1063330 (I.R.S. Employer Identification No.)

1415 West 22ndStreet		60523
Oak Brook, Illinois		(Zip Code)
(Address of principal executive offices)
(630) 954-2000
(Company’s telephone number, including area code)
Not applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) On December 3, 2008, Federal Signal Corporation (the “Company”) announced that Stephanie K. Kushner will no longer be serving as the Company’s Senior Vice President and Chief Financial Officer effective December 10, 2008.
(c) The Board of Directors of the Company appointed William G. Barker, III, 49, as the Company’s Senior Vice President and Chief Financial Officer effective December 10, 2008. Most recently, beginning in February 2007, Mr. Barker served as the Chief Financial Officer of Sun-Times Media Group, Inc. From September 2001 until February 2007, Mr. Barker served as the Vice President, Finance & Strategy for PepsiCo Inc.’s Gatorade business.
     The material terms of Mr. Barker’s employment with the Company are summarized below:
     Annual Base Salary: Mr. Barker will be paid a minimum annual base salary of $325,000. Mr. Barker will be eligible for a merit-based annual salary increase beginning in March 2009.
     Annual Management Incentive Bonus: Mr. Barker will be provided an opportunity to earn an annual cash incentive bonus under the Company’s Management Incentive Plan. For 2008, Mr. Barker’s annual cash incentive bonus target has been set at 60% of his annual base salary with a maximum bonus potential of 120% of his base salary. Any bonus payable to Mr. Barker for his 2008 service to the Company will be pro-rated to reflect the term of his actual employment with the Company during 2008.
     Short-Term Incentive Bonus: Beginning in 2009, Mr. Barker will be eligible to participate in the Company’s short-term incentive bonus program. For 2009, Mr. Barker’s short-term cash incentive bonus target has been set at 60% of his annual base salary with a maximum bonus potential set at 120% of base salary.
     Equity Awards: Mr. Barker will be granted a stock option valued at approximately $25,000 with the exact number of shares to be determined on the date of grant by the Board valued using the Black-Scholes valuation model or other widely accepted valuation model consistent with the Company’s past practice. The exercise price per share will be the closing price of the Company’s common stock as reported by the New York Stock Exchange (“NYSE”) on the date of grant. The option will vest and become exercisable as to one-third of the shares on each of the first three anniversaries following the date of grant.
     Mr. Barker will also be granted a restricted stock award valued at approximately $25,000 with the exact number of shares to be determined using the closing price of the Company’s common stock as reported by the NYSE on the date of grant. The restricted stock will fully vest on the third anniversary of the date of grant.
     Executive General Severance: Mr. Barker will be eligible under the Company’s Executive General Severance Plan to receive a severance payment in the event of an involuntary termination of Mr. Barker’s employment without “Cause” or voluntary termination with “Good Reason, ” as such terms are defined in the plan. Mr. Barker’s severance benefits in the event of such a termination will be those provided to Tier I executives.
     Termination and Severance Upon a Change in Control: Mr. Barker is eligible to enter into an Executive Change-in-Control Severance Agreement with the Company consistent with the agreements executed with the Company’s other named executive officers that provide for certain payments in the event of a “Change in Control” of our Company and a qualifying termination.
     Other Benefits: Mr. Barker’s compensation package also includes a monthly car allowance, eligibility to participate in the Company’s non-qualified Savings Restoration Plan and eligibility to participate in the Company’s standard benefit package including group health benefits, 401(k) plan and other benefits.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
99.1	Press Release, dated December 3, 2008, announcing the appointment of William G. Barker, III as Senior Vice President and Chief Financial Officer of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 3, 2008	FEDERAL SIGNAL CORPORATION
	By:	/s/ David Janek
David Janek
Vice President and Controller